UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 20, 2006

CCI Group, Inc.

(Exact name of Registrant as specified in charter)

Utah                           333-40954                    90-023951

(State or other jurisdiction    (Commission              (I.R.S. Employer

of incorporation)                     File Number)             Identification No.)

8 Sayers Path, Wainscott, New York                 11975

(Address of principal executive offices)                 (Zip code)

Registrant's telephone number, including area code: (646) 827-9733

.

 (Former name or former address, if changed, since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

#

Item 8.01. Other Events.

On December 20, 2006, the Company, its wholly-owned subsidiary, Beach Properties Barbuda Limited (“BPBL”) and the Company’s largest shareholder, All American Plazas, Inc. (“”AAP”) filed an action in the Eastern Caribbean Supreme Court, Claim No. ANUHCV 2006/____ against Laurus Master Fund, Ltd. (“Laurus Master Fund”), the Company’s primary lender, and Laurus Capital Management LLC (“Laurus Capital” collectively with Laurus Master Fund “Laurus”), the manager of Laurus Master Fund seeking injunctive relief, compensatory damages in excess of $5 million and punitive damages of $20 million.

The Statement of Claim filed by the Company, BPBL and AAP states that Laurus breached its agreement to provide financing to fund the operations, repairs, renovations and expansion of The Beach House-Barbuda (the “Beach House”), a luxury resort hotel owned and operated by BPBL on the island of Barbuda. The Beach House features 21 junior suites and one villa on 90 acres of pristine isolated oceanfront property leased under a 99 year lease from the government of Antigua and Barbuda. The Beach House existing facilities occupy 10 acres of that leasehold.

The Statement of Claim further states that Laurus fraudulently induced AAP to enter into a share exchange agreement with the Company whereby it acquired seventy percent (70%) of the outstanding and issued stock of the Company at a cost of approximately $3.2 million and to expend an additional $1.3 million to pay liabilities of the Company and BPBL, including over $500,000 in pre-paid interest on an existing loan from Laurus Master Fund to the Company, based on its false representations that Laurus would provide financing in an amount not less than $4 million to fund the operations, repairs and renovations of the existing facilities of the Beach House and the expansion of the Beach House to build 63 stand alone villas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CCI Group, Inc.

Date: December 22, 2006

s/Fred W. Jackson, Jr.

Fred W. Jackson, Jr.

President

#